Exhibit 10.iii.

 MEMORANDUM

Date:                May 20, 2004

To:                   Bob Qualls

From:               Doug Pertz

RE:                 Key Manager Severance Agreement

As you know, your current Key Manager Severance Agreement expires on October 25, 2004.  We certainly expect the proposed merger to close before that date and in that case you will be covered by the terms and conditions found in Section 5 of the Agreement. Also, the Merger Agreement provides that your Agreement is triggered on the date of Closing.  However, we want to assure you that you have the appropriate protection in place in the unlikely event that the transaction does not close by October 25.

Based on that objective, the Compensation Committee of the Board has approved the extension of your current Agreement to the date that is six (6) months after the date of closing, thus amending Section 2 ("Term") of your Agreement.  Once the transaction closes, your Agreement is triggered and you will be entitled to the pay and benefits defined in Section 5, even if you continue to be employed by the new company.

We consider this change to be in the best interest of both you and the New Company in that it eliminates uncertainty and provides the New Company with a reasonable time to finalize its organization and facilitate a smooth, efficient transition.  Of course, if it is determined at any time that the transaction will not close, IMC Management and the Compensation Committee of the Board will discuss the expiration date (Section 2 "Term") further.

Should you have any questions, please discuss with Steve Malia or me.

Regards,

cc:        S. Malia

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